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                                                                   EXHIBIT 10.39

               AMENDMENT THREE TO GOODNET NETWORK ACCESS AGREEMENT
                         BETWEEN WINSTAR WIRELESS, INC.
                                       AND
                          ABOVENET COMMUNICATIONS, INC.


        WinStar Wireless, Inc, successor-in-interest to GoodNet, Inc., ("WinStar") and AboveNet Communications, Inc. ("Customer" or "AboveNet"), agree that the following terms and conditions of this third amendment and all attachments hereto (collectively, the "Amendment") amend and/or supplement the WinStar Network Access Agreement dated June 11, 1996 and any attachments and/or amendments thereto (collectively and as amended hereby, the "Agreement") between WinStar and Customer.

        In consideration of the obligations set forth herein and for other good and valuable consideration, the parties to this Amendment hereby agree as follows:

                                  GENERAL TERMS

1. Term. WinStar and the Customer have agreed to extend the term of the Agreement by [*] and may be further extended in accordance with the provisions of Section 4(c) hereof. WinStar and Customer agree that the term of the circuits listed in Attachment A will expire at 11:59 p.m. Eastern Time on [*] unless extended in accordance with the provisions of
        Section 4(c) hereof.

2. Installation. In exchange for installation services performed by WinStar, which includes without limitation the installation of base circuits as set forth in Attachment A up to and including the date of March 31, 1999, and, in consideration for the complexity and cost of Circuit installation, AboveNet will pay to WinStar a network Setup and Installation fee of [*] which amount will be paid in two installments:
        (i) [*] upon execution hereof; and (ii) [*] on the later of June 30, 1999 or the date circuits 101, 108 and 111 all have been installed in accordance with Section 5 hereof. AboveNet and WinStar agree that circuits 102, 104, 107, 109, 110, 112, 113, 114, 115, 117 and 118 were installed by March 31, 1999, and that the monthly recurring charges for such circuits will commence on April 1, 1999. Monthly recurring charges with respect to circuits 101, 108 and 111 will commence upon installation in accordance with Section 5 hereof. Circuits 102 and 104 will be disconnected upon installation of circuits 111 and 108, respectively. Section 7 hereof will not apply to the disconnection of circuits 102 and 104. All monthly recurring charges will be invoiced in advance and paid on net thirty (30) day terms. Charges more than thirty
        (30) days overdue will accrue interest charges at the lesser of 1.5% per month or the highest rate permitted by law.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.



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3.      Volume Credits. In exchange for the volume of services Customer is purchasing from WinStar and in order to provide an additional incentive (but not the obligation) for Customer to purchase additional circuits and related services from WinStar under the Agreement, WinStar will provide Customer three separate credits of [*] each, to be applied against Customer's total amounts owed to WinStar as follows: (i) one such credit on the September, 1999 invoice, (ii) one such credit on the September, 2000 invoice and (iii) one such credit on the September, 2001 invoice. Credit amounts in excess of invoiced charges as of such credit month (if any) will be carried forward to and applied against successive invoice(s) until the credit amount is used in full.

4.      Pricing.

        (a) WinStar and the Customer have agreed that the current pricing for the circuits as stated in Attachment A to this Amendment will remain fixed until March 31, 2002.

        (b) On or before the 60th day prior to March 31, 2002, AboveNet may request that the parties meet to discuss the pricing provided under this Agreement after such date. If the pricing for the monthly recurring charges is materially above WinStar's then current market rate for a customer purchasing similar or higher volume of the same type of services as provided to Customer by WinStar, Attachment A will be amended to state revised pricing that reflects WinStar's then current market rate for such services being provided by WinStar to similarly situated business customers (or competitive rates for such services if there are no such similarly situated business customers at that time). WinStar and AboveNet will negotiate in good faith to agree on the terms of an such an amendment to Attachment A; provided, however, that if the parties have not agreed to a mutually satisfactory revised pricing within 30 days after the AboveNet request, AboveNet may deliver within thirty (30) days thereafter a notice to WinStar of disputed pricing which notice shall include the name of two major national long distance telecommunications service carriers to be contacted regarding alternative pricing. Upon receipt of such notice WinStar shall select a nationally recognized accounting firm (which shall not be the accounting firm used by WinStar as its independent certified public accountant) who shall then solicit bids on a confidential basis on the circuits listed on Attachment A (other than circuits 102 and 104) from the carriers identified by AboveNet and two additional major national long distance telecommunications carriers selected by WinStar. Said accountant shall then determine the median price for such circuits from such carriers and an adjustment shall be made in the then applicable pricing to reflect the median pricing. The cost of such accountant's services shall be split equally and paid by the parties.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.



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        (c) On or before the sixtieth (60th) day prior to September 30, 2003 and the end of each eighteen (18) month period thereafter during which the Agreement is in effect, either party may request that the parties meet to discuss the then current pricing provided under this Agreement. WinStar and AboveNet will negotiate in good faith to agree on pricing for the succeeding eighteen (18) month period. If WinStar and AboveNet are able to reach agreement on mutually satisfactory pricing for such period, the Agreement shall be extended for an additional eighteen (18) month period from the then current expiration date. If the parties are unable to reach mutual agreement with respect to satisfactory pricing for the succeeding eighteen (18) month period, the then current pricing will remain in effect until the expiration of the Agreement on the then current expiration date.

5. Circuit Installation. Each of the Circuits referred to in Attachment A have been accepted by Customer as installed except for Circuits 101, 108 and 111. With respect to Circuits 101, 108 and 111, each of such circuits shall be deemed installed when the Circuit (i) has been operating continuously for twenty-four (24) hours without interruption with a 10E-9 BER (Bit Error Rate); and (ii) has satisfied the minimum round-trip latency specifications set forth in Schedule B. WinStar will notify Customer at such time that it deems the Circuit to have satisfied the criteria set forth in (i) and (ii) above and such Circuit shall be deemed accepted unless Customer demonstrates that the Circuit has not met such criteria and notified WinStar within five (5) days after WinStar's notice of completion of installation. Each of the parties will act in good faith to expedite completion of the installation of the Circuits.

        A circuit ordered by Customer in the future will be deemed to be accepted by Customer when the end to end circuit from the locations set forth in the Service Order are determined by WinStar and Customer to operate in a manner that satisfies the specifications and testing criteria contained in the Service Order entered into by WinStar and Customer with respect to such Circuit. Customer's obligation to pay for future circuits provided under this Agreement shall commence upon completion of installation of such circuits by WinStar (i.e., when such circuits are made available for use for the Customer and meet the installation criteria set forth in the service order). WinStar will not be responsible for inside wiring and building easements of a connection beyond the demarcation point of presence (POP) of the service, unless otherwise specified in the Service Order.

6. Portability. WinStar will use commercially reasonable efforts to accommodate Customer's request for exchange, replacement or change-out of circuits at the same level that are on WinStar's network. AboveNet agrees that it shall be responsible for paying all additional third party costs that WinStar incurs for making such changes (including without limitation WinStar's additional supplier costs, if any). In such event, the parties will negotiate alternate pricing for the new circuits which reflects the pricing and economics of this Agreement for equivalent circuits but shall not reduce the payments required hereunder. Section 7 hereof will not apply to the old circuit that is being exchanged, replaced or changed-out by a new circuit pursuant to this Section 6.

7. Underutilization Fee. In the event that Customer terminates service prior to the end of the term for any circuit, then, except as specifically set forth in Sections 2 and 6 hereof, Customer agrees to pay an underutilization fee charge equal to fifty percent (50%) of the




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        monthly recurring charges for the terminated circuit, multiplied by the number of months remaining in the term for that circuit. Customer and WinStar acknowledge that the underutilization fee is a liquidated damage and not a penalty and each party further acknowledges that the charges for the services hereunder would be substantially higher but for this provision.

8. Entire Agreement. This Amendment and the Agreement as modified hereby constitutes the entire agreement between the parties and supersedes any and all prior or contemporaneous agreements whether written or oral. In the event of a conflict between this Amendment and the Agreement or any other prior attachments, the terms of this Amendment shall prevail. The parties specifically agree that this Amendment supercedes the previous Amendment Nos. 1 and 2 to the Agreement, and Attachment ID# 980410G each of which is in all respects terminated and of no further force and effect including, without limitation, all previously accrued credits and credit obligations of any type in favor of Customer under the Agreement. This Agreement cannot be modified except in writing signed by authorized officers of both parties.

9. Assignment. Each party agrees that no person will be permitted to acquire substantially all of such party's assets unless the acquiring person agrees to be bound by all of the provisions of this Agreement binding on such party.


        IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives on the date set forth below:




AboveNet Communications                 WinStar Wireless, Inc.

By:                                     By:
   --------------------------------        -------------------------------------

Name:                                   Name:
    -------------------------------         ------------------------------------


Title:                                  Title:
     ------------------------------          -----------------------------------


Date:                                   Date:
     ------------------------------          -----------------------------------



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                                     REVISED
                                  ATTACHMENT A

                                                             MONTHLY
                                                            RECURRING
                     CIRCUIT                                 CHARGE
               -------------------                          ---------
               ABO-101-MAE-MAW-OC3                            $ [*]
               ABO-102-SJC-POR-DS3                            $ [*]
               ABO-104-SJC-LOS-DS3                            $ [*]
               ABO-107-SJC-SEA-DS3                            $ [*]
               ABO-108-SJC-LOS-OC3                            $ [*]
               ABO-109-SJC-CHI-OC3                            $ [*]
               ABO-110-MAE-CHI-OC3                            $ [*]
               ABO-111-SJC-POR-OC3                            $ [*]
               ABO-112-DAL-CHI-DS3                            $ [*]
               ABO-113-DAL-LOS-DS3                            $ [*]
               ABO-114-MAE-PAX-OC3                            $ [*]
               ABO-115-MAE-MAW-OC12                           $ [*]
               ABO-117-MAE-SPN-OC3                            $ [*]
               ABO-118-SEA-POR-DS3                            $ [*]



* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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                                   SCHEDULE B
                  LATENCY COMMITMENTS-CIRCUITS 101, 108 AND 111


        For purposes of determining whether the latency specifications have been satisfied, the parties agree that the round-trip latency should not be greater than the current round-trip latency set forth below as the "Latency Specification":

         Circuit                                         Latency Specification
         -------                                         ---------------------
     101 MAE-E-MAE-W                                              [*]
     111 SJC-POR-OC3                                              [*]
     108 LOS-SJC-DS3                                              [*]

        AboveNet agrees to cooperate with WinStar in determining the applicable latency measurements on the Circuits and will assist WinStar by conducting latency testing of such Circuits at such times as reasonably requested by WinStar and will, if requested by WinStar, permit a WinStar representative to participate in such testing.


*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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